Putnam International Growth Fund
September 30,2010 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1		Class A	9,303
		Class B	454
		Class C	189

72DD2		Class M	208
		Class R	40
                Class Y 787

73A1            Class A   0.372
                Class B   0.267
                Class C   0.279

73A2            Class M   0.312
                Class R   0.343
                Class Y   0.404


74U1		Class A	23,216
		Class B	1,250
		Class C	623

74U2		Class M	594
		Class R	123
                Class Y 1,827

74V1		Class A	15.47
		Class B	14.22
		Class C	14.60

74V2		Class M	14.65
		Class R	15.25
                Class Y 15.55

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 77Q3 74P

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy fi ling of LBSFs parent company, Lehman Brothers
Holdings, Inc. On September 26, 2008, the fund entered into a receivable purchase agreement (Agreement) with another registered investment company
(the Seller) managed by Putnam Management. Under the Agreement, the Seller sold to the fund the right to receive, in the aggregate, $669,427 in net payments from LBSF in connection with certain terminated derivatives transactions
(the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable off set against the funds net payable to LBSF. The fund paid $208,078 (exclusive of the initial payment) to the Seller in accordance with the terms of the Agreement and the fund paid $155,391, including interest, to LBSF in complete satisfaction of the funds obligations under the terminated contracts.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.